As filed with the Securities and Exchange Commission on April 3, 2013

Registration No. 333-41700

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FORLINK SOFTWARE CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0398666
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification No.)

Shenzhou Mansion 9F, ZhongGuanCun South Street, No. 31,

Haidian District, Beijing, China 100081

(Address of principal executive offices) (zip code)

Forlink Software Corporation, Inc. Stock Plan

(Full title of the Plan)

Nevada Agency & Trust Company

50 West Liberty Street, Suite 880, Reno, Nevada 89501

(Name and address of agent for service)

(775) 322- 0626

(Telephone number, including area code, of agent for service)

Copy to:

Elizabeth Fei Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, NY 10036-6569

(212) 421-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if a smaller reporting company)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, No. 333-41700, which was originally filed with the Securities and Exchange Commission (the “SEC”) on July 19, 2000 (the “Registration Statement”), of Forlink Software Corporation, Inc. (the “Company”), is being filed to terminate the effectiveness of the Registration Statement and remove from registration all shares of common stock, par value $.001 per share, of the Company (“Common Stock”) reserved for issuance under the Forlink Software Corporation, Inc. Stock Plan (the “Plan”) which have not yet been issued. The Plan was terminated in accordance with its terms on May 30, 2005. The Registration Statement initially registered a total of 1,600,000 shares of Common Stock under the Plan.

In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, the Company hereby amends the Registration Statement to remove from registration all shares of Common Stock registered under the Registration Statement which remain unsold or otherwise unissued under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing in the People's Republic of China on this 2nd day of April, 2013.

FORLINK SOFTWARE CORPORATION, INC.

By:	/s/ Yi He
Yi He
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Date: April 2, 2013	By:	/s/ Yi He
Yi He, Chief Executive Officer
(principal executive officer), Director

Date: April 2, 2013	By:	/s/ Hongkeung Lam
Hongkeung Lam, Chief Financial
and Chief Accounting Officer (principal financial and accounting officer), Director

Date: April 2, 2013	By:	/s/ Guoliang Tian
Guoliang Tian, Director

Date: April 2, 2013	By:	/s/ Yu Fang
Yu Fang, Director